Exhibit 10.6

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT dated as of April 12, 2016, by and between Keurig Green Mountain, Inc., a Delaware corporation, the stock of which is not currently traded on an established securities market (the “Company”), and Ozan Dokmecioglu (“Executive”).
WHEREAS, the Company desires to employ Executive as its Chief Financial Officer; and
WHEREAS, the Company and Executive mutually desire to set forth the terms and conditions under which he will serve the Company as its Chief Financial Officer.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:
1.    Employment Term. Executive’s employment by the Company hereunder shall commence on or about May 23, 2016 (the “Commencement Date”) and shall terminate in accordance with the provisions of, and pursuant to the terms and conditions of Section 10. The period commencing as of the Commencement Date and ending on the date of termination for any reason is hereinafter referred to as the “Employment Term”.
2.    Positions. During the Employment Term, Executive shall serve as Chief Financial Officer of the Company and in such executive, officer or board of director or comparable positions with the Company or any other business entity controlled by or under common control with, directly or indirectly, the Company (each, a “Group Company”) as the Board of Directors of the Company (the “Board”) shall reasonably assign to Executive. In such capacities, Executive shall carry out such duties appropriate to his status and exercise such powers in relation to any of: the Company, any applicable Group Company and each of their respective businesses as may from time to time be reasonably assigned to or vested in him by the Board. Executive shall report directly to the Chief Executive Officer and, as requested, to the Board. Executive’s principal office shall be at the Company’s U.S. headquarters. The Company may require him to work on a temporary basis extending no longer than thirty (30) days at any Group Company location and travel, at the Company’s sole expense, to such places as may be reasonably required for the performance of his duties. Executive shall perform his duties hereunder to the best of his abilities and shall not engage in any other business, profession or occupation for compensation or otherwise; provided that, nothing, herein shall be deemed to preclude Executive from engaging in personal, charitable, or civic activities as long as such activities, either individually or in the aggregate, do not interfere with the performance of his duties hereunder. Executive may also hold directorships in other companies consistent with the Company’s conflict of interest policies and corporate governance guidelines as in effect from

Exhibit 10.6

time to time with the prior written approval of the Company; provided that all of the Executive’s activities outside of the Executive’s duties to the Company, individually or in the aggregate, comply with the Company’s conflict of interest policies and corporate governance guidelines as in effect from time and do not otherwise interfere with the Executive’s duties and responsibilities to the Company.
3.    Base Salary. During the Employment Term, the Company shall pay Executive a base salary (as may be hereinafter modified, the “Base Salary”) at the annual rate of US $800,000 payable in arrears, in accordance with the usual payment practices of the Company. Salary shall be inclusive of any sums receivable (and shall abate by any sums received) by the Executive as director’s fees from the Company or any other Group Company, or otherwise arising from any office, held by the Executive by virtue of his employment under this Agreement. Executive’s Base Salary shall be subject to periodic review by the Board, not less frequently than annually, for possible increase and any such increased rate will thereafter be the Base Salary for all purposes of this Agreement. Under no circumstances may the Base Salary be decreased during the Employment Term.
4.    Bonus. With respect to each fiscal year in the Employment Term, Executive shall be eligible for a target bonus of eighty percent (80%) of his Base Salary (the “Target Bonus”) based on the achievement by the Company of performance criteria to be determined by the Board (or any duly authorized committee thereof) after consultation with Executive in accordance with the Company’s annual incentive plan as established by the Board and as in effect from time to time (the “Performance Plan”) if a Performance Plan is in effect with respect to any given year. The performance criteria shall be, after consultation with Executive, provided to Executive in writing. The Bonus for any year may exceed the Target Bonus if performance goals are exceeded, up to a maximum amount equal to 2.5 times the Target Bonus. Any amount payable as a bonus hereunder shall be paid in accordance with the terms of the Performance Plan, if one is in effect at the relevant time, at or about the same time bonuses are paid to the Company’s other senior executives, but not later than March 15 of the calendar year following the end of the performance period upon which such bonus is determined. Without limiting the generality of the foregoing, regardless of the fact that the Commencement Date occurred after January 1, 2016, Executive shall be entitled to the full year bonus opportunity set forth in this paragraph for his services in 2016.
5.    Signing Bonus. Promptly (but no later than 90 days) following the Commencement Date, the Company shall pay Executive a one-time non-recurring sign-on bonus of $10,000,000, which shall be repaid to Company by Executive in full in the event that the Executive’s employment with the Company terminates prior to the fifth anniversary of the Commencement Date, provided, however, that, if Executive’s employment terminates (i) prior to such fifth anniversary by reason of (w) his death, (x) the termination of his employment due to Disability, (y) his voluntary resignation with Good Reason or (z) a termination of his employment by the Company without Cause (as each of such terms is defined in Section 10

Exhibit 10.6

hereof) or (ii) on or after such fifth anniversary for any reason, Executive shall not be required to repay to the Company any portion of the sign-on bonus granted pursuant to this Section 5.
6.    Executive Benefits. During the Employment Term, Executive (and, to the extent dependent coverage is afforded under the terms of such plans, his eligible dependents) shall be entitled to participate in the employee benefit plans generally made available to senior officers of the Company, including, without limitation, plans providing medical, dental and life insurance coverage, on, and in accordance with, the terms and conditions specified in such plans. The Executive shall be entitled to vacation in accordance with the Company’s policy in effect from time to time with respect thereto, subject to Executive being entitled to accrue a minimum of five weeks’ vacation in any calendar year.
7.     Annual RSUs. With respect to each calendar year during the term of this Agreement (including 2016) and subject in each case to his continued employment through the date of grant, at or about the time that the Company makes annual grants generally to its senior officers, the Company shall award Executive that number of Restricted Stock Units (the “Annual RSUs”) equal to the greatest whole number determined by dividing (i) $2,600,000 by (ii) the fair market value of a share of the Applicable Common Stock as of the grant date, as determined (x) by an independent firm experienced in the valuation of privately held companies selected by the Board or a duly authorized committee thereof if, at the relevant time, such Applicable Common Stock is not traded on an established securities market or (y) the closing price of a share of the Applicable Common Stock on the principal national exchange or trading system on which such stock is regularly traded (with the value determined under clause (x) or (y), as applicable, the “Fair Market Value”). To the extent that the Fair Market Value of the Applicable Common Stock is established for any purpose under this Agreement using the services of an independent valuation firm, the Company shall promptly disclose in writing to Executive the methodology, including any consideration of marketability and minority shareholder discounts, utilized for such valuation, and all appraisers and all determinations of such Fair Market Value shall utilize a substantially consistent methodology and considerations, including marketability and minority shareholder discounts, subject to such adjustments as shall be deemed necessary or appropriate in light of changes in the comparable companies utilized to establish such value, in whole or in part, or other material changes in the Company’s business or the marketplace generally. Each Restricted Stock Unit granted in accordance with the terms of this Agreement shall represent the right to receive, upon and subject to vesting in the rights associated therewith, one share of the Applicable Common Stock. Each Annual RSU shall have such terms and conditions established in accordance with the terms of such plan that the Board (or the appropriate committee thereof) determines to be appropriate; provided that, such Annual RSUs shall remain subject to forfeiture until, and shall only become vested upon, (v) Executive’s completion of four and one-half years of continuous service following the date of grant, (w) Executive’s termination of employment due to his death or Disability (as defined in Section 10(d)(iv) below), (x) solely in the case of the first two awards of Annual RSUs granted to Executive, termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason (as each such term is defined in Section 10 below) at any time; or (y) with respect to any Annual RSUs, upon any termination by the Company without Cause or by

Exhibit 10.6

the Executive for Good Reason within 12 months following a Change of Control or (z) with respect to any Annual RSUs, if within 12 months following a Parent or Company IPO (defined in Section 13(a), below), Executive is (1) not the chief financial officer of the Public Entity (as defined in Section 13(a), below) for any reason, including without limitation due to termination without Cause by the Company or by the Executive with Good Reason, and (2) not offered a substantially similar position with another entity of similar size controlled by JAB Holding Company S.a.r.l. and any of its affiliates (collectively, “JAB”), with the duties and responsibilities attendant thereto, or a partner role with JAB. In addition, Annual RSUs shall provide for pro-rated vesting upon retirement at or after attaining age 60 and completion of 10 years of service.
8.    Stock Purchase and Stock Award. Following the Commencement Date, Executive shall buy from the Company for immediately available funds the greatest number of whole shares of the Applicable Common Stock as shall have a value (based on the Fair Market Value at the date of purchase (the “Purchase Price”)) equal to $11,000,000 (the “Purchased Shares”). The purchase of the Purchased Shares shall be effected on the terms and conditions set forth in a stock purchase agreement in substantially the form attached hereto as Exhibit A. To facilitate such purchase, upon the request of the Executive, the Company shall loan Executive up to $3,000,000 of the Purchase Price of the Purchased Shares on such terms and conditions as shall be set forth in a loan and security agreement in substantially the form attached hereto as Exhibit B. Subject to, and within a reasonable period (not to exceed 60 days) following, the consummation of the purchase of the Purchased Shares, the Company shall grant to Executive an award of Restricted Stock Units equal to the greatest whole number determined by dividing (i) $11,000,000 by (ii) the Purchase Price (the “Matching RSUs”). Each Matching RSU shall represent the right to receive, upon the vesting thereof, one share of Applicable Common Stock. The Matching RSUs shall become vested in full upon the earliest of (x) the completion by the Executive of four years and six months of employment following the date on which the sale of the Purchased Shares is consummated (the “Vesting Start Date”); (y) Executive’s termination by the Company without Cause or by the Executive for Good Reason within 12 months following a Change of Control or (z) if within 12 months following a Company or Parent IPO, Executive is (1) not the chief financial officer of the Public Entity for any reason, including without limitation due to termination without Cause by the Company or by the Executive with Good Reason, and (2) not offered a substantially similar position with another entity of similar size controlled by JAB, with the duties and responsibilities attendant thereto, or a partner role with JAB. In all other cases, except as otherwise expressly provided below, the Matching RSUs shall be forfeited in the event that Executive’s employment with the Company terminates for any reason prior to such four year and six month anniversary of the Vesting Start Date (such anniversary date hereafter called the “Standard Vesting Date”). In the event that one of the preceding scenarios has not occurred, and Executive’s employment (i) terminates due his death or Disability at any time, or (ii) by the Company without Cause at any time on or after the third anniversary of the Vesting Start Date, Executive shall be deemed to be vested and entitled to payment upon the date of such termination (or such later date in the same calendar year as is necessary or appropriate to properly calculate the value of the underlying shares) in respect of that number of Matching RSUs equal to the total number of Matching RSUs multiplied by a fraction, the numerator of which is the number of days elapsed from and including the Vesting

Exhibit 10.6

Start Date and through and including the date Executive’s employment terminates and the denominator of which is the number of days from and including the Vesting Start Date and through and including the Standard Vesting Date. Such award shall be made pursuant to the terms of a long-term incentive plan (“LTIP”) or an executive ownership plan (the “EOP”) to be established by the Company pursuant to which select senior officers and other key employees of the Company shall be afforded the opportunity to receive grants of, or purchase, Applicable Common Stock, in such amounts and on such terms as the Board (or the appropriate committee thereof) shall determine from time to time. In the event of any conflict between the LTIP or EOP and the terms stated herein, the terms stated in this Agreement shall control. The LTIP or EOP, as applicable, shall provide a mechanism for Executive to satisfy any applicable tax withholding obligations arising from the vesting of all or any portion of the Matching RSUs and delivery of the associated shares of Applicable Common Stock by having the Company retain the smallest number of whole shares of Applicable Common Stock otherwise issuable in respect of the Matching RSUs as shall have a value equal to the minimum amount required to be withheld therefrom to satisfy any withholding obligations imposed on the Company or any Group Company in accordance with applicable law.
9.    Business and Travel Expenses. The Company shall reimburse such of Executive’s travel, entertainment and other business expenses as are reasonably incurred by Executive during the Employment Term in the performance of his duties hereunder, in accordance with the Company’s policies as in effect from time to time. At Executive’s discretion, air travel for business purposes or for personal use approved by the Board, may be by private jet and the Company shall provide, pay for or reimburse Executive for such expenses. Executive shall, within a reasonable period of time after the Commencement Date, relocate his principal residence to the Boston metropolitan area and such relocation shall be covered by the Company’s relocation policies. Subject to any limitations and conditions that may apply at applicable law, Executive hereby authorizes the Company to deduct from any sums owing to him (including but not limited to salary and accrued holiday pay) the amount of any sums owing from the Executive to the Company at any time, provided the Company first provides Executive a reasonably-detailed explanation of such anticipated deduction.
10.    Termination. Upon a termination of the Employment Term, Executive shall be entitled to the payments described in this Section 10.
(a)    For Cause by the Company; by Executive without Good Reason. Subject to the provisions of this Section 10(a), the Employment Term may be terminated by the Company at any time for Cause (as defined below) or by Executive without Good Reason (as defined below) on not less than 90 days advance written notice (which notice period may be waived by the Company in whole or in part). If the Employment Term is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive his Base Salary through the date of termination, any Bonus that has been earned in accordance with Section 4 for a prior fiscal year but not yet paid, and any unreimbursed business expenses in accordance with the Company’s generally applicable policies. The amounts payable under the immediately preceding sentence shall be called the “Accrued Obligations,” which shall be paid on the date such amounts otherwise would have been paid pursuant to this Agreement if the Employment

Exhibit 10.6

Term had not ended. Executive shall also be entitled to receive any other nonforfeitable benefits that may be payable following termination of the Employment Term pursuant to the express provisions of the plans, policies and practices of the Company applicable to Executive (the “Vested Plan Benefits”), which shall be payable at the time(s) determined in accordance with such plans, policies or practices.
(b)    Disability; Death. The Employment Term shall terminate upon Executive’s death or, at the Company’s election, if Executive incurs a Disability (as defined below), in which case the Company shall pay Executive, his estate or his duly designated beneficiaries the Accrued Obligations and the Vested Plan Benefits. In addition, Executive shall be entitled to receive, at such time as annual bonuses for the fiscal year in which his separation from service occurs are determined and paid for other executives (but not later than March 15 of the following year), (i) the bonus the Executive would have received under the Performance Plan in respect of the year in which his termination of employment occurs, taking into account the performance certified under the Performance Plan and/or any other such applicable annual incentive program with respect to such year and disregarding any application of discretionary factors that would have the effect of reducing amounts earned under the Performance Plan and/or any other such applicable annual incentive program except to the extent that such reduction does not exceed the average reduction applied to all other Performance Plan and/or any other such applicable annual incentive program participants for such year, multiplied by (ii) a fraction, the numerator of which is the number of days in the applicable fiscal year occurring before and including the date of Executive’s separation from service, and the denominator of which is 365 (the "Pro-Rated Bonus”). Any amount owing to Executive under the preceding sentence shall be reduced, but not below zero, by the amount, if any, previously received under the Performance Plan in respect of such year.
(c)    By the Company without Cause; by Executive with Good Reason. The Employment Term may be terminated by the Company without Cause or by Executive with Good Reason. If the Employment Term is terminated by the Company without Cause or by Executive with Good Reason, Executive shall receive, and in addition to the treatment of the equity and equity equivalents stated in Sections 7 and 8) (i) the Accrued Obligations, (ii) the Vested Plan Benefits, (iii) the Pro-Rated Bonus, and, subject to Executive’s continued compliance with the covenants set forth in Sections 11 and 12, (iv) a cash severance benefit equal to the product of (x) the sum of Executive’s Base Salary and Target Bonus for the year in which his termination of employment occurs and (y) the Applicable Multiplier (the “Severance Benefit”), (v) payment by the Company of Executive’s cost to continue participation in the Company’s medical plans under COBRA until the earlier of (A) the expiration of Executive’s COBRA continuation period, (B) the last month during which the Severance Benefit is payable and (C) such time as Executive is eligible to receive comparable welfare benefits from a subsequent employer. The “Applicable Multiplier” shall mean two (2) or, in the event of the termination of Executive’s employment within six (6) months prior to or twenty-four (24) months following a Change of Control prior to the time at which any stock of the Company or any parent of the Company is or becomes Publicly Traded, three (3). The Severance Benefit will be payable in 24 approximately equal monthly installments, except that, if the Severance Benefit

Exhibit 10.6

is payable due to a termination of employment occurring within 24 months following a Change of Control that constitutes a change in control under Section 409A of the Code, the Severance Benefit will be payable in a lump sum within 30 days of the date of such termination of employment.
Without limiting the generality of the foregoing, any Severance Benefits payable under this Section 10(c) will be reduced by an amount equal to any compensation from the Company which the Executive may be awarded by any court of competent jurisdiction in respect of a claim brought by him, other than as a counter-claim, for unfair dismissal.
(d)    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(i)    “Cause” shall mean:
(A)    Executive’s intentional and continued failure substantially to perform his duties under the Agreement (other than as a result of total or partial incapacity due to physical or mental illness or as a result of termination) which failure continues for more than 30 days after receipt by the Executive of written notice setting forth the facts and circumstances identified by the Company as constituting adequate grounds for termination under this clause (A),
(B)    any intentional act or omission by Executive constituting fraud or other serious malfeasance which in any such case is materially injurious to the financial condition of the Company or materially injurious to the business reputation of the Company or any of its affiliates,
(C)    Executive’s indictment for a felony or the substantial equivalent thereof under the laws of the United States, any state or political subdivision thereof or any other jurisdiction in which the Company conducts business, or
(D)    Executive’s material breach of the provisions of Section 11 or 12, which breach is not cured by Executive within 10 days following receipt of a written notice from the Company identifying in reasonable detail the actions, failure or omissions alleged to have constituted such breach.
(ii)    Prior to a Change of Control, “Good Reason” shall mean:

Exhibit 10.6

(A)    Executive’s removal from, or the Company’s failure to reelect or reappoint his to, the position of Chief Financial Officer of the Company;
(B)    Company’s demand for relocation of Executive’s principal workplaces without his consent to a location more than 25 miles distant from their initial locations;
(C)    a material breach by the Company of any of its obligations under the Agreement; or
(D)    a material diminution in (or elimination of) Executive’s titles, positions, duties or responsibilities, or the assignment to Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the positions specified above.
(iii)    Following a Change of Control, “Good Reason” shall mean
(A)    any of the events described under clause (ii) above;
(B)    the failure of the Company to continue Executive’s participation in the Performance Plan, LTIP and EOP (or any similar plan or successor to any such plan) on a basis that is commensurate with his position (it being understood that the Signing Bonus granted pursuant to Section 5, the sale to Executive of Applicable Common Stock pursuant to Section 8, and the grant to Executive of Matching RSUs pursuant to Section 8 shall not be taken into account in determining whether any award following a Change of Control is commensurate with Executive’s position).
(iv)    “Disability” shall mean Executive’s inability, as a result of physical or mental incapacity, to perform the essential functions of the position(s) specified in Section 2 for a period of six consecutive months or for an aggregate of six months in any twelve consecutive month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement. The Company will pay all expenses incurred in the determination of whether Executive is Disabled, including but not limited to the payment for the physicians stated in this Section.

Exhibit 10.6

(v)    “Change of Control” shall mean:
(A)    any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than JAB is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a person shall be deemed to be the “beneficial owner” of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the sixty day period referred to in such Rule), directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities,
(B)    JAB shall enter into any joint venture, joint operating arrangement, partnership, standstill agreement or other arrangement similar to any of the foregoing with any other person or group, pursuant to which such person or group assumes effective operational or managerial control of the Company; or
(C)    the consummation of a plan or agreement providing (I) for a merger or consolidation of the Company, other than with a wholly-owned subsidiary, that would result in the voting securities of the Company outstanding immediately prior thereto no longer continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51 % of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (II) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.
(e)     Notice of Termination. Any purported termination of the Employment Term by the Company or by Executive shall be communicated by written notice of termination to the other party hereto. Any termination of the Employment Term by the Executive without Good Reason shall be not effective until at least ninety (90) days after such notice is actually delivered to the Company. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.
11.    Inventions. Executive shall disclose promptly to the Company any discovery, improvement, design or idea (“Invention”) which, during any period of employment with the Company, is conceived, developed or perfected by Executive, either alone or jointly with another or others, and either during or outside the hours of such employment, and which pertains to any- activity, business, process, equipment, material or product in which the Company has any direct

Exhibit 10.6

or, indirect interest whatsoever. Executive hereby grants to the Company all his right, title and interest in and to any such Invention, together with all U.S. and foreign Letters Patent that may at any time be granted therefor and all reissues, renewals and extension of such Letters Patent, any and all of which (whether made, held or owned by Executive, directly or indirectly) shall be for the sole use and benefit of the Company, which shall be at all times entitled thereto. At the request and expense of the Company, Executive will perform any act, and prepare, execute and deliver any written instrument (including descriptions, sketches, drawings and other papers), and render all such other assistance as in the opinion of the Company may be necessary or desirable to (i) vest full right and title to each such Invention in the Company, (ii) enable it lawfully to obtain and maintain such full right and title in any country whatsoever, (iii) prosecute applications for and secure patents (including the reissue, renewal and extension thereof), trademarks, copyrights and any other form of protection with regard to each such Invention, and (iv) prosecute or defend any interference or opposition which may be declared involving any such application or patent, and any litigation in which the Company may be involved with respect to any such Invention. The grant and the obligation set forth in this paragraph shall survive the termination of Executive’s employment, and shall be binding on Executive’s executors, administrators or assigns, unless waived in writing by the Company.
12.    Non-Competition; Confidential Information
(a)    Non-Competition. During the Employment Term and for the 24-month period which immediately follows Executive’s termination of employment, Executive will not, without the written consent of the Company, engage, whether as principal, agent, consultant, employee, officer, director, investor or otherwise, in any business which is engaged in the manufacturing and marketing of coffee products that compete with the Company or any of its affiliates in any geographical area in which the Company or any of its affiliates markets its products or services (a “Competitive Business”). It is understood that his activities shall be limited hereby only to the extent that such limitation is reasonably necessary for the protection of the Company’s interests for the period determined in accordance with this paragraph.
(b)    Non-Solicitation. During the Employment Term and for the 24-month period which immediately follows Executive’s termination of employment, Executive shall not, directly or indirectly, knowingly, or under circumstances in which he reasonably should have known, induce any employee of the Company to engage in any activity in which Executive is prohibited from engaging by Section 12(a) above or to terminate his employment with the Company and shall not, directly or indirectly, knowingly, or under circumstances in which Executive reasonably should have known, employ or offer employment to any such person unless such person shall have ceased to be employed by the Company and such cessation of employment shall have occurred at least 12 months prior thereto; provided, however, that Executive’s signature on an offer letter or hire of an otherwise covered employee who responds to a general solicitation for employment shall not, without more, be a violation of this section 12(b).

Exhibit 10.6

(c)    Confidential Information. Executive will not, directly or indirectly, during or at any time after the Employment Term, use for himself or others, or disclose to others, any Confidential Information, whether or not conceived, developed or perfected by Executive and no matter how it became known to Executive, unless he first secures the written consent of the Company to such disclosure or use, or until the same shall have lawfully become a matter of public knowledge; provided Executive may disclose such information if required by law to do so, or in response to an inquiry from a regulator, in each case, and provided permissible under governing law or regulation, after notifying the Company that he may be required to disclose as soon as practical after he learns of such obligation and affording the Company a reasonable opportunity to prevent such disclosure through appropriate legal process. “Confidential Information” includes all business information and records which relate to the Company and which are not known to the public generally, including but not limited to technical notebook records, patent applications; machine, equipment, process and product designs including any drawings and descriptions thereof; unwritten knowledge and “know-how”; operating instructions; training manuals; production and development processes; production schedules; customer lists; customer buying and other customer related records; product sales records; territory listings; market surveys; marketing plans; long-range plans; salary information; contracts; supplier lists; and correspondence. The Company acknowledges that prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages in business, and that the provisions of this Section 12 are not intended to restrict the Executive’s use of such previously acquired knowledge. Nothing in this paragraph prohibits the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Company acknowledges and agrees that Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that it may make or has made such reports or disclosures.
(d)    Return of Records. Upon termination of employment, or at any other time upon request, Executive will promptly deliver to the Company all documents and records which are in his possession or under his control and which pertain to the Company, any of its activities or any of his activities in the course of his employment; provided Executive may keep a copy of records relating to his relationship with the Company to the extent permitted by law. Such documents and records include but are not limited to technical notebook records, technical reports, patent applications, drawings, reproductions, and process or design disclosure information, models, schedules, lists of customers and sales, sales records, sales requests, lists of suppliers, plans, correspondence and all copies thereof. Executive will not retain or deliver to any third person copies of any such documents or records or any Confidential Information absent a specific legal obligation or right to do so; provided Executive may disclose such information if required by law to do so after notifying the Company that he may be required to disclose as soon as practical after he learns of such obligation and affording the Company a reasonable opportunity to prevent such disclosure through appropriate legal process. Notwithstanding the foregoing, the Executive

Exhibit 10.6

may keep his compensation and employment related documentation, and any contact file that he maintained prior to joining the Company.
(e)    Specific Performance and Other Remedies. Executive acknowledges and agrees that the Company has no adequate remedy at law for a breach or threatened breach of any of the provisions of this Section 12 and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond and without notice to the Executive, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.
13.    Effect of a Parent or Company IPO.
(a)     Defined Terms. A “Parent or Company IPO” shall mean the first, if any, underwritten public offering of the stock of the Company or any entity that holds, directly or indirectly, more than 50% of the voting power of the Company’s stock. The entity whose stock is the subject of a Parent or Company IPO shall be referred to as the “Public Entity”.
(b)    Conversion of RSUs. In the event of a Parent or Company IPO, the Company shall use commercially reasonable efforts to cause any rights in respect of Matching RSUs and any Annual RSUs that are then outstanding to be converted at or about the occurrence of the Parent or Company IPO, on a basis that does not cause Executive to incur a taxable event by reason of such conversion and does not cause Code Section 409A(a)(1) to apply, into rights in respect to the class of common stock of the Public Entity that is offered for sale in the Parent or Company IPO having a value at the date of conversion equivalent to the value of Executive’s rights in respect of the Applicable Common Stock represented by such Matching RSUs and Annual RSUs.
(c)    Assignment of Agreement to Public Entity. In the event of a Parent or Company IPO, except in the event that a Reduction in Authority in Connection with a Parent or Company IPO shall occur, the Company may assign of all its rights, duties and obligations under this Agreement to the Public Entity (if other than the Company), and the Public Entity may assume all such rights, duties and obligations of the Company hereunder. A “Reduction in Authority in Connection with a Parent or Company IPO” shall be deemed to occur if, immediately following the Parent or Company IPO, Executive shall not be the chief financial officer of the Public Entity and shall not have been offered a substantially similar position with another entity controlled by JAB, with the duties and responsibilities attendant thereto.
14.    Provisions Related to Section 280G and 4999 of the Code.

Exhibit 10.6

(a)    Provisions Applicable When the Stock is Not Publicly Traded. Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Executive and the Company or any of its affiliates, no amount shall be payable to Executive hereunder or under any such other agreement to the extent that the amount of such payments which are “parachute payments” (each, a “Parachute Payment”) under Section 280G of the Code (“Section 280G”) would equal or exceeds three times Executive’s average annual compensation during the preceding five calendar-year period (or period of employment, if less than five calendar years) as calculated in accordance with Section 280G, unless such Parachute Payment is approved by the Company’s stockholders in accordance with the provisions of Section 280G and the applicable regulations (“280G Shareholder Approval”) thereunder so that the Potential Parachute Payments will not result in (i) the loss of tax deductions by the Company or Parent under Section 280G, or (ii) the imposition of an excise tax on Executive under Section 4999 of the Code. The Company agrees that, in the event that a change in ownership or control or effective ownership or control of the Company would occur, within the meaning of Section 280G, at any time prior to the time at which any stock of the Company, any of its parents or any of its subsidiaries which are treated as under common control pursuant to Section 1504 of the Code is publicly traded on an established securities exchange, it shall in good faith seek 280G Shareholder Approval, which if granted by the shareholders, would waive the limit set forth in this Section 14 and allow the amounts otherwise payable to Executive under this Agreement or any other applicable agreement to be paid to Executive without limitation. The Company and Executive agree that this Section 14(a) shall cease to apply, and be rendered void and without effect at any time that any stock of the Company, any of its parents or any of its subsidiaries which are treated as under common control pursuant to Section 1504 of the Code is publicly traded on an established securities exchange.

(b)    Provisions Applicable When the Stock is Not Publicly Traded. The Company and Executive agree that this Section 14(b) apply only when any stock of the Company, any of its parents or any of its subsidiaries which are treated as under common control pursuant to Section 1504 of the Code is publicly traded on an established securities exchange. Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Executive and the Company or any of its affiliates, if any payment or benefit Executive would receive from the Company or any of its affiliates, whether pursuant to this Agreement or otherwise, would constitute a Parachute Payment under Section 280G, then if reducing the amount of such payment or benefit, in whole or in part, would result, after taking into account all applicable federal, state and local employment taxes, income taxes and any excise tax that are, and that would otherwise have been, payable (all computed at the highest applicable marginal rate), in Executive’s receipt of a greater net after-tax amount than Executive would otherwise have received on a net-after basis had the payment or benefit been made in full, then such payment or benefit shall be reduced to the amount (the “Reduced Amount”) that results in Executive receiving the greatest net-after tax amount from such payment or benefit, notwithstanding that all or some portion of the payment or benefit may be subject to the excise tax. If any payment or benefit is to be reduced to the Reduced Amount, any reduction therein shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting

Exhibit 10.6

of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards; and (C) employee benefits shall be reduced last and in reverse chronological order. The Company shall appoint, and pay the fees and expenses of, a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations on a reasonably prompt basis so as to minimize any delay in the time at which any payment or benefit would be paid. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

15.     Provisions Related to Stock Purchases. Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Executive and the Company or any of its affiliates, in the event that, pursuant to the terms of any such agreement, the Company shall have the right or obligation to purchase from Executive any Applicable Common Stock owned by Executive, whether Purchased Shares, shares received in settlement of Annual RSUs or other shares of such Applicable Common Stock received or acquired pursuant to any other compensatory plan, program or arrangement sponsored or maintained by the Company, the provisions of this Section 15 shall apply with respect to any such purchase. Unless the Company and Executive otherwise mutually agree at the time of any such repurchase, if the Company or any of its affiliates repurchases Applicable Common Stock from Executive at any time that such Applicable Common Stock is not Publicly Traded, and within 180 days of the date of Executive’s termination of employment that gives rise to any such repurchase, either
(i) the Company enters into a binding agreement that, when consummated would be a Change of Control, and such Change of Control actually thereafter occurs, or
(ii) the Applicable Common Stock becomes Publicly Traded pursuant to an underwritten public offering, the Company shall pay the Executive, within 30 days of the effective time of the Change of Control or the consummation of the public offering, an amount, if any, equal to the excess of the
(x) the amount that would have been payable to Executive had the Company purchased his Applicable Common Stock at the price per share obtained in such Change of Control or public offering over
(y) the amount actually paid to Executive using the Fair Market Value.
16.    Indemnification. Executive shall be entitled to indemnification by the Company in accordance with the provisions of the Company’s certificate of incorporation, bylaws, actions of the Board, and the terms of any indemnification agreement between the Company and the Executive, as the same shall be in effect from time to time, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit

Exhibit 10.6

of its officers and directors and entitled to at least the same level of protection afforded to any other executive or member of the Board.
17.    Miscellaneous.
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to its principles of conflict of laws.
(b)    Entire Agreement/Amendments. This Agreement (and to the extent provided in Section 5 or 8, the LTIP and any award agreements entered into under the LTIP and the EOP and any awards under the EOP) contain the entire understanding of the parties with respect to the employment of Executive by the Company and supersede any prior agreements between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and the Chairman of the Board (the “Authorized Director”). Notwithstanding the foregoing, to the extent there may be inconsistencies between the terms of this Agreement and any Company policy, directive, practice or the like, the terms of this Agreement alone shall govern.
(c)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or the Authorized Director, as the case may be.
(d)    Severability. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Section 12 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory restriction in Section 12 or any other restriction contained in Section 12 is an unenforceable restriction against Executive, such provision shall not be rendered void but shall be deemed amended to apply to such maximum time and territory, if applicable, or otherwise to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in Section 12 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of other restrictions contained herein. In the event that any one or more of the other provisions of this Agreement shall be or become invalid, illegal or unenforceable in any

Exhibit 10.6

respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(e)    Assignment. Except as set forth in Section 13 or Section 17(g), this Agreement shall not be assignable by either party without the consent of the other party.
(f)    Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit to be provided pursuant to Section 10 by seeking other employment or otherwise and, except to the extent expressly set forth in Section 10, no such amount shall be subject to offset due to compensation provided to Executive by another employer.
(g)    Successors. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’ death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
(h)    Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be seemed to have been duly given when faxed or delivered or two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed (A) to the Executive at his address then appearing in the personnel records of the Company and (B) to the Chairman of the Company at the Company’s then current United States headquarters, with a copy to the Company’s general counsel at the same address, or (C) to such other address as either party may have furnished to the other in writing in accordance herewith, with such notice of change of address being effective only upon receipt.
(i)    Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such national, local and any other applicable taxes as may be required to be withheld pursuant to any applicable law or regulation.
(j)    Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the agreed preservation of such rights and obligations.

Exhibit 10.6

(k)    Representations. Each party represents and warrants to the other that he or it is fully authorized and empowered to enter into this Agreement and that the performance of his or its obligations under this Agreement will not violate any agreement between his or it and any other person or entity.
(l)    Arbitration. The parties agree that all disputes arising under or in connection with this Agreement, and any and all claims by the Executive relating to this employment with the Company, will be submitted to arbitration to the American Arbitration Association (“AAA”) in Boston or the AAA location closest to the location of the Company’s headquarters where the Executive most recently served as CFO and shall proceed under the AAA’s rules then prevailing employment rules. Notwithstanding the foregoing, any court with jurisdiction over the parties may have jurisdiction over any action brought with regard to or any action brought to enforce any violation or claimed violation of this Agreement; provided the Executive shall be entitled to bring claims in court following the issuance of an award in conjunction with any claim the Executive brings. The parties each hereby specifically submit to the personal jurisdiction of any federal or state court located in Boston, Massachusetts for any such action and further agree that service of process may be made within or without Boston by giving notice in the manner provided herein. Each party hereby waives any right to a trial by jury in any dispute between them. Costs of the arbitration or litigation, including without limitation, attorney’s fees of both parties, shall be borne by the Company, provided that if the arbitrator(s) determine that the claims or defenses of the Executive were without any reasonable basis, each party shall bear his or its own costs.
(m)    Compliance with Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code, each payment made under this Agreement shall be treated as a separate parent and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the calendar year of payment. If and to the extent applicable, if the Executive is deemed be a “specified employee” within the meaning of Section 409A, any payment due hereunder that is deferred compensation subject to Section 409A and payable upon a separation from service shall be delayed until six months and one day following such separation.
All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar-year following the year in which the expense is incurred, (iii) any reimbursement will be made no later than the last day of the calendar year following the calendar year in which the

Exhibit 10.6

expense was incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(n)    Delay in Payment. Notwithstanding any provision in this agreement to the contrary, if at the time of the Executive’s termination of employment with the Company (or any successor thereto), the Company (or any corporation, partnership, joint venture, organization or entity within the Company’s controlled group within the meaning of sections 414(b) and (c) of the Code) has securities which are publicly-traded on an established securities market and the Executive is a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Company, or any successor thereto, in accordance with the Company’s, or any successor’s, “specified employee” determination policy) and it is necessary to postpone the commencement of any severance payments or deferred compensation otherwise payable pursuant to this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company (or any successor thereto) will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid within the short-term deferral exception under section 409A of the Code and are in excess of the lesser of two (2) times (i) the Executive’s then-annual compensation or (ii) the limit on compensation then set forth in section 401(a)(17) of the Code, until the first payroll date that occurs after the date that is six (6) months following the Executive’s “separation from service” with the Company (or any successor thereto), as defined under section 409A of the Code. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six (6) months following the Executive’s “separation from service” with the Company (or any successor thereto), and any amounts payable to the Executive after the expiration of such six (6)-month period under this Agreement shall continue to be paid to Executive in accordance with the terms of this Agreement. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.
(o)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(p)    Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any

Exhibit 10.6

provision of this Agreement. Any reference to the Executive in the masculine gender herein is for convenience and is not intended to express any preference by the Company for executives of any gender.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

OZAN DOKMECIOGLU

/s/ Ozan Dokmecioglu

KEURIG GREEN MOUNTAIN, INC.

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